Exhibit 3.229

CERTIFICATE OF FORMATION

OF

NONZERO LLC

1. The name of the limited liability company is “NonZero LLC”.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NonZero LLC this 7th day of April, 2005.

/s/ Paul Robinson
Paul Robinson Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: NonZero LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: Article 1 of the Certificate of Formation shall be struck out and in lieu of said Article 1 the following new Article 1 shall be substituted: “The name of the limited liability company is “Cordless Recordings LLC”.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 30th day of August, A.D. 2005.

By:	/s/ David Johnson
Authorized Person(s)

Name:	David Johnson
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